SCHEDULE 14A INFORMATION


    Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act
                                     of 1934
                              (Amendment No. ____)

   Filed by the Registrant [ X ]
   Filed by a Party other than the Registrant [  ]

   Check the appropriate box:

   [  ] Preliminary Proxy Statement
   [  ] Confidential, for Use of the Commission Only (as permitted by Rule
        14a-6(e)(2))
   [ X] Definitive Proxy Statement
   [  ] Definitive Additional Materials
   [  ] Soliciting Material Pursuant to Section  240.14a-11(c) or Section
        240.14a-12

                               FCB FINANCIAL CORP.
                (Name of Registrant as Specified in its Charter)

             ______________________________________________________
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

   Payment of Filing Fee (Check the appropriate box):

   [ X ]     No fee required.

   [   ]     Fee computed on table below per Exchange Act Rules 14a-6(i)(4)
             and 0-11.

        1)   Title of each class of securities to which transaction applies:

        2)   Aggregate number of securities to which transaction applies:

        3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        4)   Proposed maximum aggregate value of transaction:

        5)   Total fee paid:

   [  ]      Fee paid previously with preliminary materials.

   [  ]      Check box if any part of the fee is offset as provided by
             Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

        1)   Amount Previously Paid:

        2)   Form, Schedule or Registration Statement No.:

        3)   Filing Party:

        4)   Date Filed:

                           [FCB Financial Corp. Logo]

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                            To Be Held July 28, 1997


   To the Shareholders of
      FCB Financial Corp.:

             NOTICE IS HEREBY GIVEN that the annual meeting of shareholders of FCB Financial Corp. (the "Corporation") will be held on Monday, July 28, 1997, at 2:00 P.M., local time, at the Valley Inn, 123 East Wisconsin Avenue, Neenah, Wisconsin 54956, for the following purposes:

             1. To elect four directors to hold office until the annual meeting of shareholders in 2000 and until their successors are duly elected and qualified.

             2. To ratify the selection of Wipfli Ullrich Bertelson LLP as the independent auditors of the Corporation for the fiscal year ending March 31, 1998.

             3. To consider and act upon such other business as may properly come before the meeting or any adjournment or postponement thereof.

             The close of business on May 30, 1997 has been fixed as the record date for the determination of shareholders entitled to notice of, and to vote at, the meeting and any adjournment or postponement thereof.

             A proxy for the meeting and a proxy statement are enclosed herewith.

                                      By Order of the Board of Directors
                                      FCB FINANCIAL CORP.

                                      Harold L. Hermansen
                                      Secretary

   Oshkosh, Wisconsin
   June 26, 1997

   YOUR VOTE IS IMPORTANT NO MATTER HOW LARGE OR SMALL YOUR HOLDINGS MAY BE. TO ASSURE YOUR REPRESENTATION AT THE MEETING, PLEASE DATE THE ENCLOSED PROXY, WHICH IS SOLICITED BY THE BOARD OF DIRECTORS, SIGN EXACTLY AS YOUR NAME APPEARS THEREON AND RETURN IMMEDIATELY.

                               FCB FINANCIAL CORP.
                            420 South Koeller Street
                            Oshkosh, Wisconsin  54902


                                 PROXY STATEMENT
                                       For
                         ANNUAL MEETING OF SHAREHOLDERS
                            To Be Held July 28, 1997

             This proxy statement is being furnished to shareholders by the Board of Directors (the "Board") of FCB Financial Corp. (the "Corporation") beginning on or about June 26, 1997 in connection with a solicitation of proxies by the Board for use at the annual meeting of shareholders to be held on Monday, July 28, 1997, at 2:00 P.M., local time, at the Valley Inn, 123 East Wisconsin Avenue, Neenah, Wisconsin 54956, and all adjournments or postponements thereof (the "Annual Meeting") for the purposes set forth in the attached Notice of Annual Meeting of Shareholders.

             Execution of a proxy given in response to this solicitation will not affect a shareholder's right to attend the Annual Meeting and to vote in person. Presence at the Annual Meeting of a shareholder who has signed a proxy does not in itself revoke a proxy. Any shareholder giving a proxy may revoke it at any time before it is exercised by giving notice thereof to the Corporation in writing or in open meeting.

             A proxy, in the enclosed form, which is properly executed, duly returned to the Corporation and not revoked will be voted in accordance with the instructions contained therein. The shares represented by executed but unmarked proxies will be voted FOR the four persons nominated for election as directors referred to herein, FOR the proposal to ratify the selection of Wipfli Ullrich Bertelson LLP as the Corporation's independent auditors for the fiscal year ending March 31, 1998, and on such other business or matters which may properly come before the Annual Meeting in accordance with the best judgment of the persons named as proxies in the enclosed form of proxy. Other than the election of directors and the proposal to ratify the selection of independent auditors, the Board has no knowledge of any matters to be presented for action by the shareholders at the Annual Meeting.

             Only holders of record of the Corporation's common stock, $.01 par value (the "Common Stock"), at the close of business on May 30, 1997 are entitled to vote at the Annual Meeting. On that date, the Corporation had outstanding and entitled to vote 4,099,022 shares of Common Stock, each of which is entitled to one vote per share.

             On May 1, 1997, OSB Financial Corp. ("OSB") merged with and into the Corporation (the "Merger") and the outstanding shares of OSB common stock were converted into shares of Common Stock. In addition, Oshkosh Savings Bank, F.S.B., a subsidiary of OSB, was merged into Fox Cities Bank, F.S.B. (the "Bank"). The Bank is a wholly-owned subsidiary of the Corporation. In connection with the Merger, the Board and the Board of Directors of the Bank were enlarged to include a total of 14 directors. David L. Baston, Thomas C. Butterbrodt, Edwin L. Downing, David L. Geurden, David L. Omachinski, James J. Rothenbach and Ronald L. Tenpas, who were all directors of OSB prior to the Merger, were added to the Board as well as to the Board of Directors of the Bank. Additionally, Mr. Rothenbach, formerly the President and Chief Executive Officer of OSB, was elected President and Chief Executive Officer of the Corporation and the Bank, and Theodore W. Hoff, formerly the Vice President-Retail Sales and Service of Oshkosh Savings Bank, F.S.B. was elected Vice President-Retail Sales and Service of the Corporation and the Bank.

                              ELECTION OF DIRECTORS

             The Corporation's Articles of Incorporation provide that the directors be divided into three classes, with staggered terms of three years each. At the Annual Meeting, the shareholders will elect four directors to hold office until the annual meeting of shareholders in the year 2000 and until their successors are duly elected and qualified. Unless shareholders otherwise specify, the shares represented by the proxies received will be voted in favor of the election as directors of the four persons named as nominees herein. The Board has no reason to believe that any of the listed nominees will be unable or unwilling to serve as a director if elected. However, in the event that any nominees should be unable to serve or for good cause will not serve, the shares represented by proxies received will be voted for other nominees selected by the Board. Directors will be elected by a plurality of the votes cast at the Annual Meeting (assuming a quorum is present). Consequently, any shares not voted at the Annual Meeting, whether due to abstentions or otherwise, will have no impact on the election of directors.

             The following sets forth certain information, as of May 30, 1997, about the Board's nominees for election at the Annual Meeting and each director of the Corporation whose term will continue after the Annual Meeting. Except as otherwise noted, each individual has engaged in the principal occupation or employment and held the offices shown for more than the past five years. All current directors of the Corporation also serve as directors of the Bank.

                   Nominees for Election at the Annual Meeting

   Terms Expiring at the 2000 Annual Meeting

   David L. Baston, 53, has been the owner of Superior Great Lakes, Inc. (a coffee distributor) since August 1996. Previously, he was a consultant to small businesses. Mr. Baston was appointed a director of the Corporation and the Bank on May 1, 1997. Prior thereto, he had served as a director of OSB since 1992.

   Walter H. Drew, 62, retired as President and Chief Executive Officer of Menasha Corporation (a paper manufacturer and converter) in 1992. Prior to joining Menasha Corporation in 1988, Mr. Drew served as Executive Vice President of Kimberly-Clark Corporation (a consumer products company).
   Mr. Drew has been a director of the Corporation since its incorporation in 1993 and a director of the Bank since 1984.

   Donald S. Koskinen, 68, retired as President of Banta Company, a division of Banta Corporation (a commercial printing and graphic services company), in 1990. Mr. Koskinen has served as a director of the Corporation since its incorporation in 1993 and as a director of the Bank since 1965.

   Ronald L. Tenpas, 53, has served as the President of Office Environment, Inc. (an advisor to businesses) since January 1, 1995. He retired as President and sole owner of Valley Business Equipment, Inc. (an office equipment company) in 1994. Mr. Tenpas was appointed a director of the Corporation and the Bank on May 1, 1997. Prior thereto, he had served as a director of OSB since 1992.

   THE BOARD RECOMMENDS THE FOREGOING NOMINEES FOR ELECTION AS DIRECTORS AND URGES EACH SHAREHOLDER TO VOTE "FOR" ALL NOMINEES. UNLESS MARKED TO THE CONTRARY, THE SHARES REPRESENTED BY PROPERLY EXECUTED PROXIES RECEIVED PRIOR TO, OR AT THE ANNUAL MEETING, AND NOT REVOKED, WILL BE VOTED "FOR" ALL NOMINEES.

                         Directors Continuing in Office

   Terms Expiring at the 1998 Annual Meeting

   David L. Erdmann, 52, is the Chairman and Chief Executive Officer of Outlook Group Corp. (a graphic services company offering specialty printing, converting and packaging). Mr. Erdmann has been a director of the Corporation since its incorporation in 1993 and a director of the Bank since 1987.

   David L. Geurden, 52, is the President of Hrnaks Flowerland Inc. (a retail florist). Mr. Geurden was appointed a director of the Corporation and the Bank on May 1, 1997. Prior thereto, he had served as a director of OSB since 1992.

   David L. Omachinski, 45, has served as the Vice President/Finance, Treasurer and Chief Financial Officer of Oshkosh B'Gosh, Inc. (a clothing manufacturer) since 1993. Prior to joining Oshkosh B'Gosh, Mr. Omachinski was the Executive Vice President and Chief Operating Officer of Schumaker, Romensko & Associates (an accounting firm). Mr. Omachinski was appointed a director of the Corporation and the Bank on May 1, 1997. Prior thereto, he had served as a director of OSB since 1994.

   Donald D. Parker, 58, has served as Chairman of the Board of the Corporation since May 1, 1997. Mr. Parker also serves as Chairman of the Board of the Bank. Mr. Parker served as Chairman of the Board, President and Chief Executive Officer of the Corporation from its incorporation in 1993 until May 1, 1997. Mr. Parker has served as Chairman of the Board of the Bank since 1986, and from 1980 to May 1, 1997 Mr. Parker was also the President and Chief Executive Officer of the Bank. Mr. Parker joined the Bank in 1967. Mr. Parker has served as a director of the Corporation since its incorporation in 1993 and as a director of the Bank since 1978.

   William A. Raaths, 50, has served as President of Wisconsin Tissue Mills Inc. (a paper products manufacturer and a subsidiary of Chesapeake Corporation) and as Group Vice President - Tissue Products of Chesapeake Corporation (a manufacturer of tissue, packaging and wood products) since January 1995. From April 1994 until assuming his current positions, Mr. Raaths was Executive Vice President of Wisconsin Tissue Mills Inc. From 1989 until joining Wisconsin Tissue Mills Inc., Mr. Raaths served as President of Chesapeake Consumer Products Company, a subsidiary of Chesapeake Corporation. Mr. Raaths has served as a director of the Corporation and the Bank since 1994.

   Terms Expiring at the 1999 Annual Meeting

   Richard A. Bergstrom, 47, currently serves as President of Bergstrom Hotel, Inc., a subsidiary of Bergstrom Corporation (an operator of hotels and automobile dealerships). Mr. Bergstrom is also Executive Vice President of Bergstrom Corporation. Mr. Bergstrom has served as a director of the Corporation since its incorporation in 1993 and as a director of the Bank since 1989.

   Thomas C. Butterbrodt, 62, has been a consultant to the Berlin Foundry Corporation (an iron casting production company) since May 1995. Previously, he served as President of Berlin Foundry. Mr. Butterbrodt was appointed a director of the Corporation and the Bank on May 1, 1997.
   Prior thereto, he had served as a director of OSB since 1992.

   Dr. Edwin L. Downing, 59, is an ophthalmologist in private practice. Dr. Downing was appointed a director of the Corporation and the Bank on May 1, 1997. Prior thereto, he had served as a director of OSB since 1992.

   James J. Rothenbach, 47, has served as the President and Chief Executive Officer of the Corporation and the Bank since May 1, 1997. Mr. Rothenbach was the President and Chief Executive Officer of OSB and Oshkosh Savings Bank, F.S.B. from June 1995 until joining the Corporation and the Bank in connection with the Merger. Mr. Rothenbach was the President and Chief Executive Officer of Bank One, Stevens Point, Wisconsin, from February 1990 until June 1995. Mr. Rothenbach was appointed a director of the Corporation and the Bank on May 1, 1997. Prior thereto, he had served as a director of OSB since 1995.

   William J. Schmidt, 59, is the Chairman of the Board of U.S. Oil Co., Inc. (a petroleum distributor). Mr. Schmidt has been a director of the Corporation and the Bank since 1993.

                               BOARD OF DIRECTORS

   General

             The Board has standing Audit, Compensation and Nominating Committees. The Audit Committee recommends to the Board the appointment of independent auditors, reviews the independence of the auditors, approves the scope of the annual audit, approves the audit fee payable to the auditors and reviews the audit results. During fiscal 1997, all directors served on the Audit Committee. Mr. Parker was excused from Audit Committee meetings when the internal audit functions were discussed. Since May 1, 1997, the Audit Committee has consisted of Dr. Downing and Messrs. Geurden, Koskinen (Co-Chairman), Omachinski (Co-Chairman), Raaths and Schmidt. The Audit Committee held one meeting in fiscal 1997. The Compensation Committee consists of directors who also make up the Personnel Committee of the Board of Directors of the Bank. The Personnel Committee reviews and recommends to the Board of Directors of the Bank the compensation structure for the Bank's officers and other managerial personnel, including salary rates, participation in any incentive bonus plans, fringe benefits, non-cash perquisites and other forms of compensation. The Compensation Committee is not responsible for such matters since the officers of the Corporation are not separately compensated for their service in such capacity. The Compensation Committee does, however, administer the Corporation's stock option plans. During fiscal 1997, Messrs. Bergstrom, Erdmann (Chairman) and Raaths were the members of the Compensation and Personnel Committees. Since May 1, 1997, the Compensation and Personnel Committees have consisted of Messrs. Baston, Bergstrom, Butterbrodt (Co-Chairman), Erdmann (Co-Chairman), Raaths and Tenpas. The Compensation Committee held three meetings in fiscal 1997. The Nominating Committee considers and recommends the nominees for director to stand for election at the Corporation's annual meeting of shareholders and to fill vacancies occurring on the Board. The Nominating Committee will consider persons recommended by shareholders to become nominees, but has no established procedures which shareholders must follow to make such recommendations. The Corporation's Bylaws also provide for shareholder nominations of directors. These provisions require such nominations to be made pursuant to timely notice in writing to the Secretary of the Corporation. The shareholder's notice of nomination must contain information relating to the nominee which is required to be disclosed by the Corporation's Bylaws and by the Securities Exchange Act of 1934. During fiscal 1997, Messrs. Drew, Koskinen (Chairman), Parker and Schmidt were the members of the Nominating Committee. The members of the Nominating Committee for fiscal 1998 have not yet been selected. The Nominating Committee held one meeting in fiscal 1997.

             The Board held 18 meetings during the fiscal year ended March 31, 1997. During fiscal 1997, each director of the Corporation attended at least 77% of the aggregate of (a) the total number of meetings of the Board and (b) the total number of meetings held by all committees of the Board on which such director served during the year.

   Director Compensation

             Directors of the Bank currently receive a monthly retainer fee of $900 and a $100 fee for each committee meeting attended. No separate retainer fee is paid to any person for serving as a director of the Corporation. Directors of the Corporation do, however, receive a $100 fee for each meeting of the Board which is not held in conjunction with a meeting of the Board of Directors of the Bank.

             Directors may elect to defer all of their fees earned in any given year under the Bank's unfunded deferred compensation plan. Interest on the deferred amounts is credited at a rate (which is adjusted quarterly) equal to 1.5% per annum above the rate paid on the longest term certificate of deposit then offered by the Bank. The rate paid on deferred amounts for the quarter ended March 31, 1997 was 7.2%. Amounts deferred by a director under the plan, together with accumulated interest, will be distributed in quarterly installments over a five-year period following the time that a director ceases to serve in such capacity. In the event of death of a director prior to the time that all payments have been made, a lump sum payment of the director's balance under the plan will be made to the director's estate or a selected beneficiary within sixty days of the date of death.

                             PRINCIPAL SHAREHOLDERS

   Management

             The following table sets forth information, as of May 30, 1997, regarding beneficial ownership of Common Stock by each director and nominee, the executive officer named in the Summary Compensation Table set forth below, and all of the directors and executive officers as a group. Except as otherwise indicated, the individuals reflected below have sole voting and investment power over the shares of Common Stock reported as beneficially owned.

                                                 Amount and
                                                 Nature of        Percent
                                                 Beneficial         of
    Name of Beneficial Owner                    Ownership(1)      Class

    Donald D. Parker  . . . . . . . .              80,622(2)       1.95%

    James J. Rothenbach . . . . . . .              29,633(3)         *

    David L. Baston . . . . . . . . .              32,010(4)         *

    Richard A. Bergstrom  . . . . . .              56,419(5)       1.37

    Thomas C. Butterbrodt . . . . . .              46,720(6)       1.14

    Edwin L. Downing  . . . . . . . .                17,074          *

    Walter H. Drew  . . . . . . . . .              39,153(7)         *

    David L. Erdmann  . . . . . . . .              36,919(8)         *

    David L. Geurden  . . . . . . . .              30,762(9)         *

    Donald S. Koskinen  . . . . . . .                56,419        1.37

    David L. Omachinski . . . . . . .              6,880(10)         *

    William A. Raaths . . . . . . . .              6,019(11)         *

    William J. Schmidt  . . . . . . .             20,219(12)         *

    Ronald L. Tenpas  . . . . . . . .             23,059(13)         *
    All directors, nominees and
    executive officers
    as a group (17 persons) . . . . .            559,641(14)      13.22

   -----------------------
   *    Less than 1%

   (1) Includes the following shares subject to stock options which are currently exercisable or exercisable within 60 days of May 30, 1997:
        Mr. Parker, 33,543 shares; Mr. Rothenbach, 20,696 shares; Mr. Baston, 4,380 shares; Mr. Bergstrom, 5,819 shares; Mr. Butterbrodt, 2,190 shares; Dr. Downing, 4,380 shares; Mr. Drew, 5,819 shares; Mr. Erdmann, 5,819 shares; Mr. Geurden, 4,380 shares; Mr. Koskinen, 5,819 shares; Mr. Omachinski, 4,380 shares; Mr. Raaths, 5,819 shares; Mr. Schmidt, 5,819 shares; Mr. Tenpas, 4,380 shares; and all directors, nominees and executive officers as a group, 134,144 shares.

   (2) Includes 21,266 shares held by a revocable trust, 2,053 shares held by Mr. Parker's spouse and 7,219 shares credited to Mr. Parker's account under the FCB Financial Corp. Employee Stock Ownership Plan (the "ESOP"). Mr. Parker shares voting and investment power with respect to these shares. The shares owned by Mr. Parker include 4,000 shares acquired on April 2, 1997 upon exercise of a stock option.

   (3) Includes 652 shares credited to Mr. Rothenbach's account under the ESOP. Mr. Rothenbach shares voting and investment power over the shares held by the ESOP.

   (4) Includes 22,374 shares held by Mr. Baston and his spouse as joint tenants and 2,628 shares held by Mr. Baston's spouse. Mr. Baston shares voting and investment power over such shares.

   (5) Includes 20,600 shares held by Mr. Bergstrom and his spouse as joint tenants and 30,000 shares held in custodial accounts for minor children. Mr. Bergstrom shares voting and investment power over the shares held in joint tenancy with his spouse.

   (6) Includes 44,530 shares held by Mr. Butterbrodt and his spouse as joint tenants over which Mr. Butterbrodt shares voting and investment power.

   (7) Includes 10,000 shares held by Mr. Drew and his spouse as joint tenants over which Mr. Drew shares voting and investment power.

   (8) Includes 4,000 shares held by Mr. Erdmann's spouse and 6,000 shares held by Mr. Erdmann's children. Mr. Erdmann shares voting and investment power with respect to these shares.

   (9) Includes 3,164 shares held by Mr. Geurden's spouse over which he shares voting and investment power; 6,332 shares held by a corporation owned by Mr. Geurden; 100 shares in Mr. Geurden's corporation's profit sharing plan; and 350 shares held by Mr. Geurden as custodian for his daughter. Mr. Geurden shares voting and investment power over an additional 16,436 shares which he holds in joint tenancy with his spouse.

   (10) Includes 2,500 shares held by Mr. Omachinski and his spouse as joint tenants over which Mr. Omachinski shares voting and investment power.

   (11) Includes 200 shares held by Mr. Raaths and his spouse as joint tenants over which Mr. Raaths shares voting and investment power.

   (12) Includes 3,000 shares held in trust over which Mr. Schmidt shares voting and investment power.

   (13) Includes 1,230 shares held in trust and 189 shares held as custodian for Mr. Tenpas's grandchild.

   (14) The total does not include 276,322 shares of Common Stock held by the ESOP which either have not been released for allocation to the accounts of participants or which have been allocated to the accounts of non-executive officers. A committee consisting of Messrs. Baston, Bergstrom, Butterbrodt, Erdmann, Raaths and Tenpas serves as the Trustee of the ESOP.

   Other Beneficial Owner

             The following table sets forth information regarding beneficial ownership by the only other person known to the Corporation to own more than 5% of the outstanding Common Stock.


                                             Amount and Nature of Beneficial Ownership

    Name and Address                           Voting Power               Investment Power                        Percent
    of Beneficial Owner                    Sole         Shared        Sole              Shared    Aggregate      of Class

    FCB Financial Corp.
    Employee Stock
    Ownership Plan (1)
    420 South Koeller Street
    Oshkosh, WI  54902                    176,195       119,409     176,195            119,409     295,604         7.21%

   -----------------------

   (1) The Trustee of the ESOP is a committee consisting of Messrs. Baston, Bergstrom, Butterbrodt, Erdmann, Raaths and Tenpas. The Trustee acts by a majority vote of the individuals comprising such committee. The beneficial ownership information presented in the table for the ESOP is as of May 30, 1997. As of such date, 119,409 shares under the ESOP had been released for allocation to the accounts of participating employees.


                             EXECUTIVE COMPENSATION

   Summary Compensation Information

             The following table sets forth certain information concerning compensation paid for the last three fiscal years to the Corporation's Chief Executive Officer, who was the only executive officer of the Corporation who earned in excess of $100,000 during the fiscal year ended March 31, 1997. The compensation reflected in the table is for service as an executive officer of both the Corporation and the Bank.

                           Summary Compensation Table

                                                        Annual
                                                    Compensation(1)

       Name and                 Fiscal                           All Other
   Principal Position            Year      Salary    Bonus(2)   Compensation

    Donald D. Parker,            1997      $113,040   $33,912     $35,947(3)
      Chairman of the Board      1996       109,212    30,163      33,935
      of the Corporation and     1995       105,012    17,394      38,192
      the Bank(4)
   ------------------

   (1) Certain personal benefits provided by the Corporation and the Bank to Mr. Parker are not included in the table. The aggregate amount of such benefits did not exceed 10% of the sum of Mr. Parker's salary and bonus in each respective year.

   (2) Consists of a bonus paid under the Bank's Management Bonus Plan. The Management Bonus Plan provides that a bonus pool, determined as a percentage of the amount by which net income before taxes exceeds a target for return on average assets before taxes, will be distributed among the executive officers of the Bank in proportion to their base salary. The target return on average assets before taxes is set annually with reference to the projected rate of return for such year set forth in the Bank's strategic business plan. It is anticipated that this target, which will be a fixed rate of return for each specified year, will vary from year to year in relation to the projected rate of return set forth in the Bank's strategic business plan for such year. Such bonus may not exceed 30% of base salary.

   (3) Consists of: (a) director's fees paid by the Bank of $12,500; (b) $14,571 contributed to the ESOP for the benefit of Mr. Parker; and
        (c) $8,876 accrued pursuant to a compensation agreement for the benefit of Mr. Parker. The compensation agreement provides that the Bank will pay to Mr. Parker or his beneficiary upon Mr. Parker's retirement after age 55 or in the event of his death or total and permanent disability, the amount then contained in Mr. Parker's compensation account, which amount has been calculated based upon the projected difference between the Bank's defined benefit plan that was terminated in fiscal 1992 and the defined contribution plan (i.e., the Bank's Employees' Savings and Investment Plan) now in effect.
        The projected difference between the two plans was based on actuarial calculations. The maximum amount that Mr. Parker could receive under his compensation agreement is $165,457, assuming retirement at age 65.

   (4) At the effective time of the Merger on May 1, 1997, Mr. Parker became Chairman of the Board of the Corporation and the Bank. Mr. Parker was succeeded as President and Chief Executive Officer of the Corporation and the Bank at that time by James J. Rothenbach. Mr. Parker served as Chairman of the Board, President and Chief Executive Officer at all times during the fiscal year ended March 31, 1997.

   Stock Options

             The Corporation's 1993 Stock Option and Incentive Plan provides that options to purchase Common Stock may be granted to key employees (including officers) of the Corporation and its subsidiaries. The following table sets forth information regarding the fiscal year-end value of the unexercised options held by Mr. Parker. No stock options were granted to or exercised by Mr. Parker during fiscal 1997.

                          Fiscal Year-End Option Values

                         Number of Securities
                        Underlying Unexercised       Value of Unexercised
    Name                Options at Fiscal-Year       In-The-Money-Options
                               End (#)             At Fiscal Year-End ($) *

                      Exercisable   Unexercisable   Exercisable  Unexercisable
    Donald D. Parker    37,543           0            $534,988          -

   -------------------

   * The dollar values are calculated by determining the difference between the market value of the underlying Common Stock and the exercise price of the options at fiscal year-end.

   Employment Agreements

             In connection with the Merger, Mr. Parker entered into a new employment agreement (the "Parker Agreement") with the Corporation and the Bank for a term expiring on October 31, 1999. During its term, the Parker Agreement provides that Mr. Parker will serve as Chairman of the Board of the Corporation and the Bank.

             The Parker Agreement establishes Mr. Parker's annual salary at $139,200, which salary is subject to upward adjustment, as well as provides for the payment of certain other benefits. The Parker Agreement provides that Mr. Parker may be terminated (i) in the event he becomes totally and permanently disabled, (ii) for Just Cause (as such term is defined in the Parker Agreement) or without cause, in which case Mr. Parker would continue to receive his salary and benefits for the term of the Parker Agreement. Additionally, Mr. Parker may terminate the Parker Agreement in the event there is (without his express written consent) a material diminution or interference with Mr. Parker's duties, responsibilities and benefits as Chairman of the Board of the Corporation and the Bank. In the case of such a termination, Mr. Parker would continue to receive his salary and benefits for the term of the Parker Agreement. The Parker Agreement also contains a covenant not to compete which prevents Mr. Parker from undertaking certain specified actions competitive with the business of the Bank and the Corporation without consent of the Corporation during the term of the Parker Agreement and for one year thereafter.

             Mr. Rothenbach also entered into an employment agreement with the Corporation and the Bank in connection with the Merger (the "Rothenbach Agreement"). Pursuant to the terms of the Rothenbach Agreement, Mr. Rothenbach will serve as President and Chief Executive Officer of the Corporation and the Bank for a term expiring on April 30, 2000, which term is extendable by the Board for one-year periods.

             The Rothenbach Agreement establishes Mr. Rothenbach's annual salary at $150,000, which salary is subject to upward adjustment, as well as provides for the payment of certain other benefits. The Rothenbach Agreement provides that Mr. Rothenbach may be terminated (i) in the event he becomes totally and permanently disabled, (ii) for Just Cause (as such term is defined in the Rothenbach Agreement) or without cause, in which case Mr. Rothenbach would continue to receive his salary and benefits for the term of the Rothenbach Agreement. Additionally, Mr. Rothenbach may terminate the Rothenbach Agreement in the event there is (without his express written consent) a material diminution or interference with Mr. Rothenbach's duties, responsibilities and benefits as President and Chief Executive Officer of the Corporation and the Bank. In the case of such a termination, Mr. Rothenbach would continue to receive his salary and benefits for the term of the Rothenbach Agreement. The Rothenbach Agreement also contains a covenant not to compete which prevents Mr. Rothenbach from undertaking certain specified actions competitive with the business of the Bank and the Corporation without consent of the Corporation during the term of the Rothenbach Agreement and for one year thereafter.

             Should Mr. Rothenbach's employment as President or as Chief Executive Officer of the Bank be terminated within 12 months following a Change in Control (as that term is defined in the Rothenbach Agreement) of the Corporation, the Rothenbach Agreement provides that he will be entitled to (i) receive from the Corporation an amount equal to two times his "base amount" (to be derived from the compensation paid to Mr. Rothenbach by the Corporation and the Bank) and (ii) continue to be covered, during the term of the Rothenbach Agreement (including any renewal term) under the Corporation's and the Bank's pension and retirement plans, life insurance and health insurance as if he was still employed by the Bank during such period.

   Report on Executive Compensation

             The Personnel Committee of the Board of Directors of the Bank is responsible for all aspects of the compensation package offered to the executive officers of the Corporation and the Bank, other than awards under the Corporation's 1993 Stock Option and Incentive Plan (the "1993 Stock Option Plan"). Officers of the Corporation are not separately compensated for their service in such capacity and are paid only for their service as officers of the Bank. The 1993 Stock Option Plan is administered by the Compensation Committee of the Board. The members of the Personnel Committee of the Board of Directors of the Bank and the Compensation Committee of the Board of Directors of the Corporation are identical. Both such Committees are collectively referred to herein as the "Committee." For the fiscal year ended March 31, 1997, the Committee consisted of Messrs. Bergstrom, Erdmann (Chairman) and Raaths. In connection with the Merger effective May 1, 1997, the Committee was expanded and currently consists of Messrs. Baston, Bergstrom, Butterbrodt (Co-Chairman), Erdmann (Co-Chairman), Raaths and Tenpas. The members of the Committee who were added on May 1, 1997 did not participate in the compensation decisions made for fiscal 1997. The following report was prepared by the current members of the Committee.

             General Compensation Policies. In recommending and establishing levels of executive compensation, it is the policy of the Committee to take into account: (a) job performance and productivity of the executive;
   (b) the executive's dependability and cooperation; (c) compensation levels for executives at other comparable institutions derived from state trade association surveys or other sources; (d) the executive's responsibility level during the present period and that anticipated in the future; and
   (e) the executive's overall contribution towards achievement of the Corporation's and the Bank's strategic plans and success of the Corporation and the Bank. In applying these general policies, the Committee has sought to ensure that a significant portion of the compensation paid to senior executive officers be incentive-based since these individuals have more control over and responsibility for the direction and performance of the Corporation and the Bank. The Committee's objective is that there be a greater degree of variability in the amount of compensation paid to those officers depending on both the Corporation's and the Bank's performance.

             Executive Compensation Package. The compensation package offered to the executive officers of the Corporation and the Bank consists of a mix of salary, incentive bonus awards, and awards of stock options, as well as benefits under several employee benefit plans offered by the Corporation and the Bank. The Committee periodically reviews the various aspects of the compensation package offered to executive officers in light of the policies described above.

             In order to attract and retain highly qualified executive officers, the Committee annually establishes base salary ranges for the executive officers of the Corporation and the Bank generally at or around the median range of prevailing market practice as reflected by the savings institutions and banks in the comparison group. The comparison group used by the Committee consists of financial institutions, some of which are mutual in form of organization and others of which are stock organizations owned by holding companies. In the case of holding companies, only the operating subsidiaries are considered in the comparison. This comparison group, since it includes non-public entities, is not identical to the peer group of companies referred to in the section entitled "Performance Information." The Chief Executive Officer makes specific recommendations for salary adjustments (other than his own) within the established ranges to the Committee based upon the criteria set forth above. The Committee reviews and fixes the base salary of the Chief Executive Officer based on similar competitive compensation data and performance related criteria.

             In addition to base salary, the Committee seeks to provide a substantial portion of each executive officer's total compensation through the Bank's Management Bonus Plan which provides awards based on the performance of the Bank. The purpose of this plan is to more closely align executive compensation to the annual and long-term financial performance of the Bank and to award key employees for the achievement of certain specified goals.

             The Management Bonus Plan allows executive officers to earn cash bonus awards based upon the Bank's return on average assets before taxes. The benchmark amount for the plan is set by the Board of Directors of the Bank in consultation with the Committee. Bonuses are awarded to the executive officers proportionately by base salary levels.

             The executive compensation package of the Corporation and the Bank also includes stock option grants. Options granted under the 1993 Stock Option Plan have a per share exercise price of 100% of the fair market value of a share of Common Stock on the date of grant and, accordingly, the value of the option will be dependent on the future market value of the Common Stock. It is the policy of the Compensation Committee that options should provide a long-term incentive and align the interests of management with the interests of shareholders. In determining awards under the 1993 Stock Option Plan in the past, the Compensation Committee has taken into account the individual's years of service with the Corporation and the Bank, the responsibilities of the individual within the organization, the skill levels of the individual, and the potential of the individual to provide leadership for the organization. The Compensation Committee has also given consideration to what competing institutions have done in connection with stock option grants. During fiscal 1996, no options were granted to executive officers of the Corporation under the 1993 Stock Option Plan.

             The Committee's policy with respect to other employee benefit plans is to provide competitive benefits to employees of the Corporation and the Bank, including executive officers, to ensure their continued service with the Corporation and the Bank. In addition, the ESOP provides employees, including executive officers, with an additional equity-based incentive to maximize long-term shareholder value. In the Committee's view, a competitive employee benefit package is essential to achieving the goal of retaining and attracting highly-qualified employees.

             Under Section 162(m) of the Internal Revenue Code, the tax deduction by corporate taxpayers is limited with respect to the compensation of certain executive officers above specified limits unless such compensation is based upon performance objectives meeting certain regulatory criteria or is otherwise excluded from the limitation. Based upon current compensation levels and the Committee's commitment to link compensation with performance as described in this report, the Committee currently intends to qualify compensation paid to the executive officers of the Corporation and the Bank for deductibility by the Corporation under
   Section 162(m).

             Chief Executive Officer Compensation. The compensation paid to the Chief Executive Officer of the Corporation and the Bank during fiscal 1997, Donald D. Parker, reflects the application of the foregoing policies. In addition, when establishing the salary of the Chief Executive Officer, the Committee considered the overall success of the Bank in terms of return on assets, growth and the control of operating expenses. Mr. Parker's salary was increased 3.5% to $113,040 for fiscal 1997 from $109,212 in fiscal 1996. In fixing the Chief Executive Officer's fiscal 1997 salary, the Committee considered the salaries offered by the savings institutions and banks in the comparison group described above, the Bank's return on assets for fiscal 1996 of 1.04% as compared with 1.09% for fiscal 1995, the increase in the Corporation's assets from $239 million in fiscal 1995 to $256 million in fiscal 1996, and the decrease in the Corporation's ratio of operating expenses to average assets from 2.00% in fiscal 1995 to 1.86% in fiscal 1996. The Committee also considered the Bank's efficiency ratio of 50.87% for fiscal 1996 in setting Mr. Parker's salary.

             In addition to his base salary, Mr. Parker also received an award of $33,912 (or 30% of his salary) under the Management Bonus Plan. The payment of the bonus was contingent upon the achievement of the targeted performance goal described above.

             In connection with the Merger, Mr. Parker became Chairman of the Board of the Corporation and the Bank on May 1, 1997. At that time, Mr. Parker entered into a new employment agreement which is described above under the caption "Executive Compensation-Employment Agreements." Mr. Parker was succeeded as President and Chief Executive Officer of the Corporation and the Bank on May 1, 1997 by Mr. Rothenbach.

   FCB Financial Corp. Compensation Committee
   Fox Cities Bank, F.S.B. Personnel Committee
   David L. Baston
   Richard A. Bergstrom
   Thomas C. Butterbrodt (Co-Chairman)
   David L. Erdmann (Co-Chairman)
   William A. Raaths
   Ronald L. Tenpas

   Certain Transactions

             Since the beginning of the last fiscal year, certain directors and executive officers of the Corporation and the Bank entered into new loans or had loans outstanding with the Bank. Pursuant to the Bank's current policy, all such loans were made in the ordinary course of business and on substantially the same terms and conditions (including interest rates and collateral) as those of comparable transactions prevailing at the time, and do not involve more than the normal risk of collectibility or present other unfavorable features. All loans outstanding during such period to immediate family members of directors and executive officers of the Corporation and the Bank were also made in accordance with such terms.

             On September 23, 1993, the Corporation loaned $1,800,000 to the ESOP to allow the ESOP to purchase Common Stock in connection with the Corporation's initial public offering. The loan has a ten-year term and bears interest at a rate of 6.5%. At May 30, 1997, $971,912 was outstanding under this loan. The Corporation also has a loan which originally related to the OSB Employee Stock Ownership Plan and which was assumed by the ESOP in connection with the Merger. This loan (which had an initial principal amount of $1,035,000) has a term expiring in 2002 and bears interest at the prime rate. At May 30, 1997, $520,226 was outstanding under this loan.

                             PERFORMANCE INFORMATION

             The following graph compares on a cumulative basis changes since September 24, 1993 (the date on which the Common Stock was first publicly traded) in (a) the total shareholder return on the Common Stock, (b) the total return of companies in the Nasdaq Total Return Index, and (c) the total return of companies in the SNL Thrift Index consisting of a peer group of publicly traded savings and loan institutions. The total return information presented in the graph assumes the reinvestment of dividends. The graph assumes $100 was invested on September 24, 1993 in Common Stock, the Nasdaq Total Return Index and the SNL Thrift Index.

                            Comparison of Cumulative
                     Total Return Among FCB Financial Corp.,
                 Nasdaq Total Return Index and SNL Thrift Index


                               [Performance Graph]


                                9/24/93  3/31/94  3/31/95  3/31/96   3/31/97

    FCB Financial Corp.           $100     $136     $159     $194     $246

    Nasdaq Total Return Index     $100     $ 98     $109     $149     $167

    SNL Thrift Index              $100     $ 97     $113     $159     $219



                           RATIFICATION OF APPOINTMENT
                             OF INDEPENDENT AUDITORS

             Wipfli Ullrich Bertelson LLP served as the Corporation's independent auditors for the fiscal year ended March 31, 1997. The Board has reappointed Wipfli Ullrich Bertelson LLP to continue as independent auditors for the Corporation for the fiscal year ending March 31, 1998, subject to the ratification of such appointment by the shareholders. Representatives of Wipfli Ullrich Bertelson LLP are expected to be present at the Annual Meeting with the opportunity to make a statement if they so desire. Such representatives are also expected to be available to respond to appropriate questions.

             THE BOARD RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" THE RATIFICATION OF THE APPOINTMENT OF WIPFLI ULLRICH BERTELSON LLP AS THE INDEPENDENT AUDITORS OF THE CORPORATION. UNLESS MARKED TO THE CONTRARY, THE SHARES REPRESENTED BY PROPERLY EXECUTED PROXIES RECEIVED PRIOR TO, OR AT THE ANNUAL MEETING, AND NOT REVOKED, WILL BE VOTED "FOR" THE RATIFICATION OF THE APPOINTMENT OF SUCH AUDITORS.

                                  MISCELLANEOUS

   Shareholder Proposals

             Proposals which shareholders of the Corporation intend to present at and have included in the Corporation's proxy statement for the 1998 annual meeting must be received by the Corporation by the close of business on February 26, 1998. In addition, a shareholder who otherwise intends to present business at the 1998 annual meeting must comply with the requirements set forth in the Corporation's Bylaws. Among other things, to bring business before an annual meeting, a shareholder must give written notice thereof to the Secretary of the Corporation in advance of the meeting in compliance with the terms and within the time periods specified in the Bylaws.

   Section 16(a) Beneficial Ownership Reporting Compliance

             Section 16(a) of the Securities Exchange Act of 1934 requires the Corporation's executive officers and directors to file reports of ownership and changes in ownership of Common Stock with the Securities and Exchange Commission. The regulations of the Securities and Exchange Commission require executive officers and directors to furnish the Corporation with copies of all Section 16(a) forms they file. Based on a review of such forms, the Corporation believes that all its executive officers and directors have complied with the Section 16(a) filing requirements for the fiscal year ended March 31, 1997.

   Other Matters

             The cost of soliciting proxies will be borne by the Corporation. In addition to soliciting proxies by mail, proxies may be solicited personally and by telephone by certain officers and regular employees of the Corporation. The Corporation has retained ChaseMellon Shareholder Services, L.L.C. to assist in the solicitation of proxies from brokers, banks and other nominees for a fee of $500 plus out-of-pocket expenses. The Corporation will also reimburse brokers and other nominees for their expenses in communicating with the persons for whom they hold Common Stock.

             THE CORPORATION WILL PROVIDE WITHOUT CHARGE A COPY OF ITS ANNUAL REPORT ON FORM 10-K (INCLUDING FINANCIAL STATEMENTS AND FINANCIAL SCHEDULES, BUT NOT INCLUDING EXHIBITS THERETO), AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, TO EACH PERSON WHO IS A RECORD OR BENEFICIAL OWNER OF COMMON STOCK AS OF THE RECORD DATE FOR THE ANNUAL MEETING. A WRITTEN REQUEST FOR A FORM 10-K SHOULD BE DIRECTED TO PHILLIP
   J. SCHOOFS, VICE PRESIDENT, TREASURER AND CHIEF FINANCIAL OFFICER, FCB FINANCIAL CORP., 420 SOUTH KOELLER STREET, OSHKOSH, WISCONSIN 54902.

   By Order of the Board of Directors
   FCB FINANCIAL CORP.

   Harold L. Hermansen
   Secretary

   June 26, 1997

   PROXY
                               FCB FINANCIAL CORP.
                            420 South Koeller Street
                            Oshkosh, Wisconsin  54902

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

   The undersigned hereby appoints Donald D. Parker, James J. Rothenbach and Phillip J. Schoofs, and each of them, as Proxies with the power of substitution (to act jointly or if only one acts then by that one) and hereby authorizes them to represent and to vote as designated on the reverse side all of the shares of Common Stock of FCB Financial Corp. held of record by the undersigned on May 30, 1997, at the annual meeting of shareholders to be held on July 28, 1997, or any adjournment or postponement thereof.

                           (Continued on reverse side)
   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
                              FOLD AND DETACH HERE

   THIS PROXY WHEN PROPERLY EXECUTED WILL BE         Please mark your vote
   VOTED IN THE MANNER DIRECTED HEREIN BY THE        as indicated in this
   UNDERSIGNED SHAREHOLDER.  IF NO DIRECTION         example   [X]
   IS MADE, THIS PROXY WILL BE VOTED "FOR" THE
   ELECTION OF THE BOARD'S NOMINEES AND "FOR"
   ITEM 2.


   1.    Election of Directors

         FOR all nominees   WITHHOLD       Terms expiring at   D. Baston,
         listed (except as  AUTHORITY      the 2000 Annual     W. Drew
         marked to the      to vote for    Meeting:            D. Koskinen
         contrary)          all nominees                       and R. Tenpas
                            listed
                                           INSTRUCTION: To withhold authority
          [  ]                [   ]        to vote for any individual
                                           nominee, write that nominee's name
                                           in the space provided below:

                                           _________________________________


   2.    To ratify the selection of        3.   IN THEIR DISCRETION,
         Wipfli Ullrich Bertelson LLP           THE PROXIES ARE
         as the independent auditors            AUTHORIZED TO
         for the fiscal year ending             TO VOTE UPON SUCH
         March 31, 1998.                        OTHER BUSINESS AS MAY
                                                PROPERLY COME BEFORE
         FOR    AGAINST     ABSTAIN             THE MEETING.
         [_]      [_]         [_]


                                           I plan to attend the meeting [ ]


                                           Please sign exactly as name
                                           appears hereon.  When shares are
                                           held by joint tenants, both should
                                           sign.  When signing as attorney,
                                           executor, administrator, trustee
                                           or guardian, please give full
                                           title as such.  If a corporation,
                                           please sign in full corporate name
                                           by president or other authorized
                                           officer.  If a partnership, please
                                           sign in partnership name by
                                           authorized person.

                                           DATED:__________________, 1997.

                                           _______________________________
                                           Signature

                                           _______________________________
                                           Signature (if held jointly)


                                           PLEASE SIGN, DATE AND RETURN THE
                                           PROXY CARD PROMPTLY USING THE
                                           ENCLOSED ENVELOPE

   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .

                              FOLD AND DETACH HERE



                               FCB Financial Corp.
                         Annual Meeting of Shareholders
                              Monday, July 28, 1997
                                2:00 p.m. - C.T.
                                     at the
                                   Valley Inn
                            123 East Wisconsin Avenue
                             Neenah, Wisconsin 54956